Exhibit 10.1

AMENDED AND RESTATED

ACTUANT CORPORATION

CHANGE IN CONTROL AGREEMENT

(Amended and Restated Effective July 26, 2017, superseding all prior Change in Control Agreements)

This Agreement was originally made as of (the “Effective Date”), between Actuant Corporation (the “Corporation”), a Wisconsin corporation and (the “Executive”) and amended and restated effective July 26, 2017.

WHEREAS, the Executive is a valued employee of the Corporation; and

WHEREAS, the Executive wishes to remain an employee of the Corporation; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Executive and the Corporation agree as follows:

1. Employment and Duties. The Corporation hereby continues to employ Executive as Chief Executive Officer and President, with all powers and authority as are customary to this position, and Executive hereby accepts such continued employment with the Corporation in accordance with the terms and conditions set forth herein. Executive shall have such executive responsibilities as is customary with this position and as the Corporation’s Board of Directors (the “Board”) shall from time to time assign to him. Executive agrees to devote Executive’s full time (excluding annual vacation time), skill, knowledge, and attention to the business of the Corporation and the performance of Executive’s duties under this Agreement.

2. Termination, Bonus, and Severance Pay.

(a) As used in this Agreement, a Change in Control means:

(i) the date that any one person, or more than one person acting as a group (as defined in paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3(i)(5)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation, determined in accordance with Treasury Regulation Section 1.409A-3(i)(5), other than in a public offering; or

(ii) the date that any one person, or more than one person acting as a group (as determined in paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition (“gross fair market value” for these purposes meaning the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets); or

(iii) the date that any one person, or more than one person acting as a group (as determined under paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation; or

(iv) the election of directors constituting a majority of the Board pursuant to a proxy solicitation not recommended by the Board.

(b) As used in this Agreement, a Triggering Event means:

(i)(A) a material reduction in the base salary paid to the Executive or (B) a material reduction in Executive’s bonus opportunity or (C) a material reduction in the total aggregate value of the fringe benefits received by the Executive from the levels received by the Executive at the time of a Change in Control or during the 180 day period immediately preceding the Change in Control; or

(ii) a material diminution in the Executive’s authority, responsibilities or duties or a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report (including a requirement that an Executive report to an officer or employee of the Corporation instead of reporting directly to the Board) from the levels existing at the time of a Change in Control or during the 180 day period immediately preceding the Change in Control; or

(iii) a change in the location or headquarters where the Executive is normally expected to provide services to a location of 40 or more miles from the previous location existing at the time of the Change in Control or during the 180 day period immediately preceding the Change in Control; or

(iv) the Corporation’s material breach of its obligations under this Agreement.

Notwithstanding the foregoing, a Triggering Event will not be deemed to have occurred until the Executive has provided notice to the Corporation of the existence of the Triggering Event within 45 days of the initial existence of the Triggering Event, upon the notice of which the Corporation must be provided a period of at least 180 days during which it may remedy the Triggering Event condition and not be required to pay the amount described in subsection 2(c) below (the “Triggering Event Notice Period”).

(c) If the Corporation terminates Executive’s employment within the period beginning six months prior to a Change in Control and ending 24 months following a Change in Control, or Executive voluntarily terminates Executive’s services following a Triggering Event that occurs within 24 months following the date of a Change in Control:

(i) the Corporation shall pay to the Executive a lump sum equal to the sum of twice the amount of the highest per annum base rate of salary in effect with respect to the Executive during the two-year period immediately prior to the termination of employment; and

(ii) the Corporation shall pay to the Executive a lump sum the greater of:

a.	twice the amount of the highest annual bonus or annual incentive compensation earned by the Executive under any annual cash bonus or annual incentive compensation plan of the Corporation during the three complete fiscal years of the Corporation immediately preceding the termination of employment; or

b.	twice the amount of the highest annual bonus or annual incentive compensation opportunity, calculated at target, for the Executive under any annual cash bonus or annual incentive compensation plan of the Corporation during the three complete fiscal years of the Corporation immediately preceding the termination of employment; and

(iii) any outstanding equity or long-term incentive awards held by Executive immediately prior to Executive’s termination of employment by the Corporation (or in the event of a voluntary termination due to a Triggering Event, immediately prior to the expiration of the Triggering Event Notice Period where the Corporation has not remedied the Triggering Event condition in accordance with subsection 2(b) above) shall be fully vested (at target level for performance-based awards) and, with respect to any, stock options, stock appreciation rights or similar awards, Executive shall have the full duration of the original exercise period to exercise such award; and

(iv) the Corporation, at the Corporation’s cost, shall continue to provide Executive with the welfare benefits and other perquisites Executive was receiving at the time of the Change in Control for a period of two years following Executive’s termination of employment or until such earlier date as Executive becomes employed by another employer and becomes eligible for welfare benefits. For purposes hereof, perquisites will include the Executive’s right to lease a car or a car allowance, as the case may be. The amount of expenses eligible for reimbursement, or in-kind perquisites provided, during an Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind perquisites to be provided, in any other taxable year. Any reimbursement of an eligible expense must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The right to reimbursement or in-kind perquisites may not be subject to liquidation or exchange for another benefit.

For the avoidance of doubt, the amounts described in (ii) above shall not take into account any compensation opportunity under any long-term incentive plan of the Corporation. The lump sums described in (i) and (ii) above shall be paid by the Corporation to the Executive within twenty days after the Executive’s termination of employment, or, in the event of a voluntary termination due to a Triggering Event, within twenty days after the expiration of the Triggering Event Notice Period where the Corporation has not remedied the Triggering Event condition in accordance with subsection 2(b) above.

(d) Notwithstanding any provision herein, no amounts will be due under this Agreement in the event the Executive’s employment is terminated by the Corporation for cause. The term “for cause” shall mean solely the following events:

(i) conviction, or a plea of guilty or no contest, of a felony;

(ii) conviction, or a plea of guilty or no contest, of a crime involving dishonesty, disloyalty or fraud;

(iii) reporting to work under the influence of alcohol;

(iv) the use of illegal drugs (whether or not at the workplace);

(v) conviction, or a plea of guilty or no contest, of conduct in conjunction with Executive’s duties hereunder which could reasonably be expected to, or which does, cause the Corporation or any of its affiliates public disgrace or disrepute or economic harm;

(vi) repeated failure to perform duties as reasonably directed by the Board or CEO (or the person to whom Executive directly reports);

(vii) gross negligence or willful misconduct with respect to the Corporation;

(viii) obtaining any personal profit not thoroughly disclosed to and approved in writing by the Board or CEO in connection with any transaction entered into by, or on behalf of, the Corporation or its affiliates;

(ix) violation of any of the terms of the Corporation’s or any of its affiliates’ established policies which is not cured to the Board’s reasonable satisfaction within twenty (20) working days after you receive written notice thereof; or

(x) any other material breach of this Agreement by you which is not cured to the Board’s reasonable satisfaction within twenty (20) working days after you receive written notice thereof.

(e) Notwithstanding anything to the contrary set forth in this Section 2 or elsewhere in this Agreement, any payments made:

(i) within 2- 1⁄2 months of the end of the Corporation’s taxable year containing the Executive’s severance from employment, or

(ii) within 2- 1⁄2 months of the Executive’s taxable year containing the severance from employment shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. Payments subject to subparagraphs (i) or (ii) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

To the extent payments under this Agreement are not exempt from Section 409A under subparagraphs (i) or (ii) above:

(iii) any payments made in the first 6 months following the Executive’s termination from employment that are equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2) shall be exempt from Section 409A. Payments subject to this subparagraph (iii) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

To the extent payments under this Agreement are not exempt from Section 409A under subparagraphs (i), (ii) or (iii) above:

(iv) any payments made equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year of severance from employment shall be exempt from Section 409A in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(D). Payments subject to this subparagraph (iv) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

To the extent payments under this Agreement are not exempt from Section 409A under subparagraphs (i), (ii), (iii) or (iv) above, and to the extent the Executive is a “specified employee” (as defined below):

(v) payments due to the Executive under Section 2 shall begin no sooner than six months after the Executive’s severance from employment (other than for Death); provided, however, that any payments not made during the six (6) month period described in this subsection 2(e) due to the 6-month delay period required under Treasury Regulation Section 1.409A-3(i)(2) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six (6) month period, and the balance of all other payments required under this Agreement shall be made as otherwise scheduled in this Agreement.

(f) For purposes of this Section 2, any reference to severance of employment or termination of employment shall mean a “separation from service” as defined in Treasury Reg. Section 1.409A-1(h). For purposes of this Agreement, the term “specified employee” shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i).

3. Excise Tax Adjustment.

(a) Subject to the provisions of this Section 3, in the event it is determined that all or any part of the severance benefits payable to Executive under this Agreement or any other payments or benefits payable to Executive under any other agreement with, or plan or policy of, Corporation (the “Total Payments”) will, as determined by Corporation, be subject to the tax (the “Excise Tax”) imposed by Code Section 4999 (or any similar tax that may hereafter be imposed), then such payment shall be either: (i) provided to Executive in full, or (ii) provided to Executive to such lesser extent as would result in no portion of such payment being subject to such Excise Tax, whichever of the foregoing amounts, when taking into account such Excise Tax, results in the receipt by Executive of the greatest amount of the payment, notwithstanding that all or some portion of such payment may be taxable under such Excise Tax. To the extent such payment needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. Executive agrees to cooperate fully with Corporation to determine the benefits applicable under this Section 3.

(b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax, and the amounts of such Excise Tax, the following shall apply:

(i) Any payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, policy, arrangement or agreement with Corporation, or with any person whose actions result in a Change in Control or any person affiliated with Corporation or such persons) shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2), and all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of Corporation such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) in excess of the base amount within the meaning of Code Section 280G(b)(3), or are otherwise not subject to the Excise Tax.

(ii) The value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4).

4. Confidential Information. As a supplement to any other confidentiality provisions applicable to the Executive, Executive acknowledges that all Confidential Information is and shall continue to be the exclusive proprietary property of the Corporation, whether or not disclosed to or entrusted to the custody of Executive. Executive will not, either during the term hereof or at any time thereafter, disclose any Confidential Information, in whole or in part, to any person or entity other than to employees or affiliates of the Corporation, for any reason or purpose, unless the Corporation gives its prior written consent to such disclosure. Executive also will not, either during the term hereof or at any time thereafter, use in any manner any Confidential Information for Executive’s own purposes or for the benefit of any person or entity except the Corporation and its affiliates whether such use consists of duplication, removal, oral communication, disclosure, transfer or other unauthorized use thereof, unless the Corporation gives its prior written consent to such use. As used herein, the term “Confidential Information” refers to all information and materials not in the public domain belonging to, used by or in the business of the Corporation (the “Business”) relating to its business strategies, products, pricing, customers, technology, programs, costs, employee compensation, marketing plans, developmental plans, computer programs, computer systems, inventions, developments, formulae, processes, designs, drawings, trade secrets of every kind and character and competitive information. “Confidential Information” also includes confidential information belonging to other companies and disclosed to the Executive by the Corporation.

5. Non-competition and Inventions.

(a) During the period of employment of Executive and for a period of one year after Executive’s termination of employment for any reason, Executive shall not directly or indirectly as a principal, agent, owner, employee, consultant, advisor, trustee, beneficiary, distributor, partner, co-venturer, officer, director, stockholder or in any other capacity, nor will any entity owned by Executive:

(i) divert or attempt to divert any business from the Corporation or engage in any act likely to cause any customer or supplier of the Corporation to discontinue or curtail its business with the Corporation or to do business with another entity, firm, business, activity or enterprise directly or indirectly competitive with the Corporation; or

(ii) contact, sell or solicit to sell or attempt to contact, sell or solicit to sell products competitive to those sold by the Corporation to any customer of the Corporation with which Executive had contact while performing services for the Corporation; or

(iii) solicit or attempt to solicit any employee of the Corporation for employment or retention.

Notwithstanding the provisions above, Executive may acquire securities of any entity the securities of which are publicly traded, provided that the value of the securities of such entity held directly or indirectly by Executive immediately following such acquisition is less than 5% of the total value of the then outstanding class or type of securities acquired.

(b) Executive acknowledges and agrees that the restrictions set forth in this Section 5 are founded on valuable consideration and are reasonable in duration and geographic area in view of the circumstances under which this Agreement is executed and that such restrictions are necessary to protect the legitimate interests of the Corporation. If, in any judicial proceeding, a court shall refuse to enforce any separate covenant set forth herein, then such unenforceable covenant shall be deemed eliminated from this Section 5 for the purpose of that proceeding to the extent necessary to permit the remaining separate covenants to be enforced.

(c) The Executive hereby sells, transfers and assigns to the Corporation the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable materials, made or conceived by the Executive, solely or jointly, or in whole or in part, during the period Executive is bound by this Agreement which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Corporation or any subsidiary or (ii) otherwise relate to or pertain to the business, functions or operations of the Corporation or any subsidiary, or (iii) arise (wholly or partly) from the efforts of the Executive during the Term hereof in connection with Executive’s performance of Executive’s duties hereunder. The Executive shall communicate promptly and disclose to the Corporation, in such form as the Corporation requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Corporation such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Corporation to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. This provision does not relate to any invention (i) for which no equipment, supplies, facilities or trade secret information of the Corporation was used and which was developed entirely on the Executive’s own time and which does not relate (A) directly to the business of the Corporation, or (B) to the Corporation’s actual or demonstrably anticipated research or development; or (ii) which does not result from any work performed by the Executive for the Corporation.

(d) The provisions in this Section are a supplement to any other confidentiality and non-compete provisions applicable to the Executive in any other agreements.

6. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to Executive’s address appearing on the records of the Corporation.

If to the Corporation:

Actuant Corporation

N86 W12500 Westbrook Crossing

Menomonee Falls, WI 53051

Attention: Chairman of the Audit Committee

With a copy to:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, IL 60606

Attention: John P. Tamisiea

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Corporation may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Corporation’s failure to insist upon strict compliance with any provisions of this Agreement or the failure to assert any right the Executive or the Corporation may have hereunder, including, without limitation, the right of the Executive to terminate employment for cause pursuant to this Agreement, shall not be deemed to be a waiver of such provision or right or of any other provision or right of this Agreement.

(f) The Executive and the Corporation acknowledge that, except as may otherwise be provided herein or under any other written agreement between the Executive and the Corporation, the employment of the Executive by the Corporation is “at will” and the Executive’s employment may be terminated by the Corporation at any time.

(g) The Corporation agrees that if it breaches any payment obligation hereunder, the Corporation will pay all reasonable attorney fees and costs incurred by Executive in enforcing Executive’s rights hereunder.

(h) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(i) If the Corporation sells, leases, exchanges or otherwise disposes of, in a single transaction or series of related transactions, all or substantially all of its property and assets, or if the Corporation ceases to exist as a separate entity as a result of a merger, spin-off, reorganization or otherwise, then the Corporation will, as a condition precedent to any such transaction, cause effective provision to be made so that the person or entity acquiring such property and assets or succeeding to the business of the Corporation as the surviving entity of a merger, spin-off, reorganization or otherwise, as applicable, becomes bound by, and replaces the Corporation under, this Agreement.

7. Injunctive Relief. Executive acknowledges and agrees that irreparable injury will result to the Corporation in the event Executive breaches any covenant contained in this Agreement and that the remedy at law for such breach will be inadequate. Therefore, if Executive engages in any act in violation of the provisions of this Agreement, the Corporation shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive or other equitable relief to enforce the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this amended and restated Agreement on July 26, 2017.

EXECUTIVE:		ACTUANT CORPORATION:

By:

Title: